UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549
FORM 8-K
CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported): September 14, 2006
DENBURY RESOURCES INC.
(Exact name of Registrant as specified in its charter)
Delaware

(State or other jurisdiction
of incorporation or organization)

1-12935	20-0467835
(Commission File Number)	(I.R.S. Employer
Identification No.)

5100 Tennyson Parkway
Suite 1200
Plano, Texas	75024
(Address of principal executive offices)	(Zip code)
Registrant’s telephone number, including area code: (972)673-2000
N/A
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 1 – Registrant’s Business and Operations
     Item 1.01 Entry into a Material Definitive Agreement.
          On September 14, 2006, Denbury Resources Inc., or the Company, entered into a Sixth Amended and Restated Credit Agreement among Denbury Onshore, LLC, as borrower, the Company, as parent guarantor, nine financial institutions, JPMorgan Chase Bank, N.A., as administrative agent, and certain of the financial institutions as syndication and documentation agents, all of which were a party to the previous credit agreement. The Company indirectly owns all of the issued and outstanding membership interests in Denbury Onshore, LLC.
          The new agreement (i) improves the credit pricing under the agreement, (ii) extends the term of the credit arrangements by two and one-half years to September 14, 2011, (iii) increases the borrowing base from $300 million to $500 million, (iv) increases the maximum facility size from $300 million to $800 million, and (v) makes other minor modifications and corrections. Under the new agreement, the commitment amount remained at $150 million. The borrowing base represents the amount that can be borrowed from a credit standpoint based on Denbury’s assets, as confirmed by the banks, while the commitment amount is the amount the banks have committed to fund pursuant to the terms of the credit agreement. The banks have the option to participate in any borrowing request by Denbury in excess of the commitment amount ($150 million), up to the borrowing base limit, although the banks are not obligated to fund any amount in excess of the commitment amount. The new credit agreement maintains the structure of semi-annual reviews of the borrowing base and commitment amount.
Section 9 – Financial Statements and Exhibits
     Item 9.01 Financial Statements and Exhibits.
          (d) Exhibits.
               The following exhibits are filed in accordance with the provisions of Item 601 of Regulation S-K:

Exhibit
Number	Description of Exhibit
10.1	Sixth Amended and Restated Credit Agreement among Denbury Onshore, LLC, as Borrower, Denbury Resources Inc., as Parent Guarantor and JPMorgan Chase Bank, N.A. as Administrative Agent, dated as of September 14, 2006.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

DENBURY RESOURCES INC.

Date: September 19, 2006	/s/ Phil Rykhoek

Phil Rykhoek,
Senior Vice President & Chief Financial Officer